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                                                                    EXHIBIT 99.1


                   ELS PRESENTATION AT MAXCOR REIT CONFERENCE

     CHICAGO, IL - MAY 5, 2005 - Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced that the Company's presentation at the 2nd Annual Maxcor REIT Conference on Monday, May 9, 2005 will be available for listening by teleconference. Michael Berman, ELS Chief Financial Officer, will conduct the presentation at 8:45 a.m. Central time.

     The dial-in information for the listen-only teleconference is as follows:
     Dial-in #: 1-888-398-1687
     Passcode: Maxcor

     A replay will also be available starting one hour after the session for one week by dialing 1-866-497-7581.

     The information being presented will be available prior to the presentation under the "Investor Info" section on our website at www.mhchomes.com. Also available on the website is the Company's current Corporate Presentation.

     The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; the Company's assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

     Equity LifeStyle Properties, Inc. owns or has an interest in 278 quality communities in 26 states and British Columbia consisting of 101,780 sites. The Company is a self-administered, self-managed, real estate investment trust
(REIT) with headquarters in Chicago.